Active Subsidiaries of MoneyGram International, Inc. as of December 31, 2016

Entity
1	MoneyGram International, Inc. (MGI)
2	MoneyGram Payment Systems Worldwide, Inc. (MPSW)
3	MoneyGram Payment Systems, Inc. (MPSI)
4	Ferrum Trust
5	MoneyGram International Payment Systems, Inc. (MIPSI)
6	MoneyGram Payment Systems Canada, Inc.
7	Travelers Express Company (P.R.), Inc.
8	MoneyGram Mexico S.A. de C.V.
9	MoneyGram of New York LLC
10	MoneyGram International Holdings Limited (MIHL)
11	MoneyGram International Limited UK (MIL)
12	MIL Overseas Limited (MILOL)
13	MoneyGram Payment Systems Spain S.A.
14	MoneyGram Payment Systems Italy S.r.l.
15	MoneyGram Payment Systems Belgium N.V.
16	MoneyGram Payment Systems(Netherlands) B.V.
17	MPS France S.A.
18	MoneyGram Overseas (Pty) Limited South Africa
19	MIL Overseas Nigeria Limited
20	MoneyGram India Private Limited
21	MoneyGram International Pte. Ltd. Singapore
22	Money Globe Payment Institution S.A. (Greece)
23	MoneyGram Payment Systems Brasil LTDA (Brazil)
24	MoneyGram Payment Systems Greece S.A. (Greece)
25	MoneyGram Payment Systems Ireland Limited (Ireland)
26	MoneyGram Payment Systems Malaysia Sdn. Bhd (Malaysia)
27	MoneyGram Payment Systems Poland sp. Zoo (Poland)
28	MoneyGram Payment Systems South Africa Proprietary Limited (South Africa)
29	MTI Money Transfer Limited (United Kingdom)
30	MTI Norway AS (Norway)
31	PT MoneyGram Payment Systems Indonesia (Indonesia)
32	MONEYGRAM TURKEY ÖDEME HÝZMETLERÝ ANONÝM ÞÝRKETÝ (Turkey)
33	MoneyGram Consulting (Shanghai) Co. Ltd.
34	MPSG Holdings Limited
35	MPSG International Limited
36	MPSG Limited
37	MoneyGram Payment Services GmbH
38	MoneyGram International B.V.